SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549



                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                              (Amendment No. 1 )

                         Giant Cement Holding, Inc.
-------------------------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
-------------------------------------------------------------------------------
                       (Title of class of securities)

                                  374450104
-------------------------------------------------------------------------------
                               (CUSIP number)


Check the following box if a fee is  being paid with this statement [ ].


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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 374450104                   13G                    Page 2  of 11 Pages



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   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Morgan  Stanley,  Dean  Witter,  Discover  &  Co.
          IRS  #  39-314-5972

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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


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   3.  SEC USE ONLY




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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


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   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH               407,600
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                         407,600
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          407,600
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.34%

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  12.  TYPE OF REPORTING PERSON*

          IA, CO


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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 374450104                 13G                    Page 3  of  11  Pages



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   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Miller Anderson & Sherrerd LLP
          IRS # 23-17441222

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY



--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH               324,400**
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                         324,400**
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          324,400**
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.46%**
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IA, CO


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     ** Includes 237,300 shares representing approximately 2.53% of the class held by MAS Funds Small Cap Value Portfolio

CUSIP No. 374450104                  13G                    Page 4 of  11  Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          MAS Funds Small Cap Value Portfolio
          IRS # 23-2463210

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY



--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             237,300
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       237,300
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          237,300
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          2.53%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IC, CO


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 374450104                   13G                   Page 5  of  11 Pages





Item 1.     (a)   Name of Issuer:
                  Giant Cement Holding, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  320-D Midland Parkway
                  Summerville, SC 29485
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                           (a) Morgan Stanley, Dean Witter, Discover & Co.
                           (b) Miller Anderson & Sherrerd LLP
                           (c) MAS Funds Small Cap Value Portfolio
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                           (a) 1585 Broadway
                               New  York, New  York  10036

                           (b) 1 Tower Bridge Suite 1100
                               West Conshohocken, PA 19428

                           (c) 1 Tower Bridge Suite 1100
                               West Conshohocken, PA 19428
                  --------------------------------------------------------------
            (c)   Citizenship:
                           Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

                               -------------------------------------------------
            (d)   Title of Class of Securities:
                           Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                           374450104
                               -------------------------------------------------

Item 3.     (a)   Morgan Stanley, Dean Witter, Discover & Co. is (e) an
                  Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

            (b) Miller Anderson & Sherrerd LLP is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

            (c) MAS Funds Small Cap Value Portfolio is (d) an investment company registered under Section 8 of the Investment Company Act of 1940.

CUSIP No. 374450104                  13-G                   Page 6  of 11  Pages



Item 4.     Ownership.

               Incorporated by reference to Items (5) - (9) and (11) of the cover page.

Item 5.     Ownership of Five Percent or Less of a Class.

               (a) As of the date hereof, Morgan Stanley, Dean Witter, Discover & Co. has ceased to be the beneficial owner of more than five percent of the class of securities.

               (b) As of the date hereof, Miller Anderson & Sherrerd LLP has ceased to be the beneficial owner of more than five percent of the class of securities.

               (c) As of the date hereof, MAS Funds Small Cap Value Portfolio has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

                Inapplicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


Item 8.     Identification and Classification of Members of the Group.


Item 9.     Notice of Dissolution of Group.


Item 10.    Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 374450104                   13-G                   Page 7  of 11 Pages


                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       February 11, 1998


Signature:  /s/ Bruce Bromberg
            -----------------------------------------------------------------

Name/Title  Bruce Bromberg / Vice President Morgan Stanley & Co. Incorporated
            -----------------------------------------------------------------
            MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

Date:       February 11, 1998


Signature:  /s/ Paul A. Frick
            -----------------------------------------------------------------

Name/Title  Paul A. Frick / Vice President Miller Anderson & Sherrerd, LLP
            -----------------------------------------------------------------
            MILLER ANDERSON & SHERRERD LLP

Date:       February 11, 1998


Signature:  /s/ Lorraine Truten
            -----------------------------------------------------------------

Name/Title  Lorraine Truten / Vice President MAS Funds
            -----------------------------------------------------------------
            MAS FUNDS SMALL CAP VALUE PORTFOLIO


                       INDEX TO EXHIBITS                           PAGE
                       -----------------                           ----

EXHIBIT 1       Agreement to Make a Joint Filing                      8

EXHIBIT 2       Secretary's Certificate Authorizing Bruce Bromberg    9
                to Sign on behalf of Morgan Stanley, Dean Witter,
                Discover and Co.

EXHIBIT 3       Secretary's Certificate Authorizing Paul A. Frick     10
                to Sign on behalf of Miller Anderson & Sherrerd LLP

EXHIBIT 4       Secretary's Certificate Authorizing Lorraine Truten   11
                to Sign on behalf of MAS Funds

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

(022597DTI)